DOLLAR GENERAL CORPORATION
Nashville, Tennessee
Telephone (615) 783-2000

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 2, 1997

     The Annual Meeting of Stockholders of Dollar General Corporation will be held in the corporate auditorium of Dollar General
Corporation, 427 Beech Street, Scottsville, Kentucky, on June 2,
1997, at 11:00 a.m., local time, for the following purposes:

     1.   To elect nine (9) directors to serve until the next
Annual Meeting of Stockholders and until their successors are duly elected and qualified; and

     2. To transact such other business as may properly come before the meeting or any adjournments thereof.

     Only stockholders of record at the close of business on April 14, 1997 are entitled to notice of and to vote at the Annual
Meeting. Your attention is directed to the Proxy Statement accompanying this notice for a more complete statement regarding the matters to be acted upon at the Annual Meeting.

                              By order of the Board of Directors




April 28, 1997                Bob Carpenter
                              Vice President,
                              Chief Administrative Officer
                              and Secretary



We urge you to attend the Annual Meeting. Whether you plan to attend, please complete, date and sign the enclosed proxy card and return it in the enclosed postage-paid envelope. You may revoke the proxy at any time before it is voted.
      1
DOLLAR GENERAL CORPORATION
Nashville, Tennessee
Telephone (615) 783-2000

Proxy Statement for
Annual Meeting of Stockholders

     The enclosed proxy is solicited by the Board of Directors of Dollar General Corporation (the "Company") for use at the Annual Meeting of Stockholders (the "Annual Meeting") to be held in the corporate auditorium at Dollar General Corporation, 427 Beech Street, Scottsville, Kentucky, on June 2, 1997, at 11:00 a.m., local time, and any adjournments thereof. This proxy material was first mailed to stockholders on or about April 28, 1997.

     The purposes of the Annual Meeting are to elect nine (9) directors and transact such other business as may properly be brought before the Annual Meeting or any adjournments thereof. The Board of Directors recommends a vote "FOR" the election of the nominees as directors.

     All valid proxies which are received will be voted in accordance with the recommendations of the Board of Directors unless otherwise specified thereon. Any stockholder giving a proxy is entitled to revoke it by giving the Secretary of the Company written notice of such revocation at any time before it has been voted.

     Only holders of the Company's Common Stock, $.50 par value per share (the "Common Stock"), and Series A Convertible Junior Preferred Stock, no par value per share (the "Series A Preferred Stock"), of record at the close of business on April 14, 1997, are entitled to vote at the meeting. On such date, the Company had 108,567,948 outstanding shares of Common Stock, the holders of which are entitled to one vote for each share held and to cumulative voting in the election of directors. On such date, the Company had 1,715,742 issued and outstanding shares of Series A Preferred Stock, the holders of which are entitled to 9.76 votes for each share of Series A Preferred Stock held (an aggregate voting power equal to 16,775,291 shares of Common Stock) and to cumulative voting in the election of directors. Pursuant to the Company's Restated Articles of Incorporation, each share of Series A Preferred Stock shall entitle the holder thereof to vote with the holders of Common Stock on all matters submitted to a vote of the holders of the Common Stock.

     The mailing address of the principal executive offices of the Company is 104 Woodmont Boulevard, Suite 500, Nashville, Tennessee 37205. The Company also maintains an operations office at 427
Beech Street, Scottsville, Kentucky 42164.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following table sets forth certain information furnished to the Company as of January 31, 1997 concerning persons who are the beneficial owners of more than five percent (5%) of the Company's Common Stock. Unless otherwise indicated, the person for whom information is provided had sole voting and investment power over the Common Stock and/or Series A Preferred Stock shares as beneficially owned.

                                   Amount and Nature of
                                   Beneficial Ownership -        Percent of Class -
Name and Address of                Common Stock/Series           Common Stock/Series A
Beneficial Owner                   A Preferred Stock(1)          Preferred Stock
Cal Turner, Jr.                    19,323,053/1,715,742(2)       18.2%/100.0%
104 Woodmont Blvd., Suite 500
Nashville, TN 37205

James Stephen Turner           16,312,532/1,643,037(3)       15.4%/95.8%
138 Second Avenue
Nashville, TN 37201

Turner Children Trust               15,750,121/1,613,742(4)       14.8%/94.1%
dated January 21, 1980,
Cal Turner, Jr. and James
Stephen Turner, Co-Trustees
104 Woodmont Blvd., Suite 355
Nashville, TN 37205

W. P. Stewart                          6,308,972/NA(5)              7.4%/NA
527 Madison Avenue
New York, NY 10022
_____________________

(1)The Common Stock is the only equity security of the Company registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended. The Series A Preferred Stock is (i) convertible into Common Stock pursuant to the terms and conditions set forth in the Restated Articles of Incorporation (currently, the conversion ratio is 9.76 shares of Common Stock for each share of Series A Preferred Stock) and (ii) is voted with the Common Stock on all matters presented to the holders of Common Stock.
(2)Includes 15,750,121 shares of Common Stock issuable upon conversion of the Series A Preferred Stock held by the Turner Children Trust (for which Mr. Turner serves as Co-Trustee with Mr. James Stephen Turner); 709,600 shares of Common Stock issuable upon conversion of the Series A Preferred Stock held by the Cal Turner Family Foundation (for which Mr. Turner serves as Trustee); 285,919 shares of Common Stock issuable upon conversion of the Series A Preferred Stock held by the Turner Foundation for Lindsey Wilson College, Inc. (for which Mr. Turner serves as Co-Trustee with Mr. James Stephen Turner); 283,443 shares of Common Stock held by various trusts and foundations for which Mr. Turner has sole voting and investment power; 238,416 shares of Common Stock held by Mr. Turner's wife; 3,572 shares of Common Stock held in the Employee Stock Ownership Plan; and 429,142 shares of Common Stock which may be acquired upon the exercise of options which are currently exercisable or exercisable within 60 days of the date hereof. Mr. Turner disclaims ownership of the shares of Common Stock and/or Series A Preferred Stock held by the various trusts and foundations, except to the extent of his pecuniary interests.
      3SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS (Continued)
(3)Includes 15,750,121 shares of Common Stock issuable upon conversion of the Series A Preferred Stock held by the Turner Children Trust (for which Mr. Turner serves as Co-Trustee); 285,919 shares of Common Stock issuable upon conversion of the Series A Preferred Stock held by the Turner Foundation for Lindsey Wilson College, Inc. (for which Mr. Turner serves as a Co-Trustee); 157,338 shares of Common Stock held by various trusts for which Mr. Turner has sole voting and investment power; and 18,496 shares of Common Stock held by Mr. Turner's wife. Mr. Turner disclaims ownership of the shares of Common Stock and/or Series A Preferred Stock held by the various trust and foundations, except to the extent of his pecuniary interests.
(4)The shares of Common Stock represented are the number of shares issuable upon conversion of the Series A Preferred Stock held by the Turner Children Trust. See notes (2) and (3) above.
(5)Pursuant to the Schedule 13G filed on February 18, 1997 by W. P. Stewart & Co., Inc., it reported sole voting and dispositive power with respect to all 6,308,972 shares.

SECURITY OWNERSHIP BY CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table contains certain information (furnished by the individuals named) concerning each of the director nominees, the executive officers named in the Summary Compensation Table (the "Named Executive Officers") and all executive officers and directors as a group. Unless otherwise indicated, the persons for whom information is provided had sole voting and investment power over the shares of Common Stock and/or Series A Preferred Stock shown as beneficially owned. Computations are based on 106,210,000 shares of Common Stock and 1,715,742 shares of Series A Preferred Stock outstanding as of January 31, 1997.



                                                                   Shares of Stock Beneficially Owned
                                Director
Nominee/Executive                    or Officer     Series A            Percent of     Common              Percent of
Officer                    Age       Since          Preferred Stock     Class          Stock               Class(1)
(S>
James L. Clayton      63        1989                                                 168,888(2)       *
Reginald D. Dickson        51        1993                                                  14,822(3)       *
John B. Holland       65        1988                                                 185,896(4)       *
Barbara M. Knuckles        49        1995                                                   4,728(5)       *
Wallace N. Rasmussen  82        1990                                                  25,318          *
Cal Turner            81        1995                                               2,238,370(6)        2.1
David M. Wilds             56        1991                                                  84,656(7)       *
William S. Wire, II        65        1989                                                  21,038(8)       *
Cal Turner, Jr.       56        1966           1,715,742           100.0          19,323,053(9)       18.2
Bob Carpenter              49        1981                                                 465,810(10)      *
Walter S. Carter, III 49        1994                                                 143,682(11)      *
Mike Ennis            43        1988                                                 210,372(12)      *
Leigh Stelmach             57        1989                                                 262,210(13)      *

All directors and                                   1,715,742           100.0          23,778,586(14)      22.4
executive officers as a
group (21) persons

(1)*Denotes less than 1% of class.
(2)Includes 92,102 shares of Common Stock issuable upon the exercise of outstanding options currently exercisable or exercisable within 60 days.
(3)Includes 9,572 shares of Common Stock issuable upon the exercise of outstanding options currently exercisable or exercisable within 60 days.
(4)Includes 92,101 shares of Common Stock issuable upon the exercise of outstanding options currently exercisable or exercisable within 60 days.
(5)Includes 4,572 shares of Common Stock issuable upon the exercise of outstanding options currently exercisable or exercisable within 60 days.

SECURITY OWNERSHIP BY CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
(Continued)
(6)Includes 2,238,298 shares beneficially owned by trusts established for the benefit of his children for which Mr. Turner serves as Trustee. Mr. Turner is the father of Cal Turner, Jr.
(7)Includes 60,632 shares of Common Stock issuable upon the exercise of outstanding options currently exercisable or exercisable within 60 days.
(8)Includes 15,800 shares of Common Stock issuable upon the exercise of outstanding options currently exercisable or exercisable within 60 days.
(9)See Note 2 on page 2.  Cal Turner, Jr. is the son of Cal Turner.
(10)Includes 251,245 shares of Common Stock issuable upon the exercise of outstanding options currently exercisable or exercisable within 60 days. Also includes 165,032 shares for which Mr. Carpenter has shared voting and investment rights as a Co-Trustee of the Calister Turner, III 1994 Generation Skipping Trust.
(11)Includes 132,746 shares of Common Stock issuable upon the exercise of outstanding options currently exercisable or exercisable within 60 days. Mr. Carter resigned in March 1997.
(12)Includes 9,584 shares of Common Stock issuable upon the exercise of outstanding options currently exercisable or exercisable within 60 days
(13)Includes 129,721 shares of Common Stock issuable upon the exercise of outstanding options currently exercisable or exercisable within 60 days.
(14)Includes 1,516,843 shares of Common Stock issuable upon the exercise of outstanding options currently exercisable or exercisable within 60 days and 15,750,121 shares of Common Stock issuable upon conversion of the Series A Preferred Stock.

PROPOSAL NO. 1:  ELECTION OF DIRECTORS

  Directors are elected each year to hold office until the next Annual Meeting of Stockholders and until their successors are duly elected and qualified. The current Board of Directors consists of nine members, and at its March 1997 meeting, the Board of Directors nominated each of the current directors as nominees to stand for election at the 1997 Annual Meeting.

  In the election of directors, pursuant to the Kentucky
Business Corporation Act, each stockholder shall have the right to cast as many votes in the aggregate as he shall hold shares of Common Stock (or Series A Preferred Stock as adjusted for its voting rights) multiplied by the number of directors to be elected; and each stockholder may cast the whole number of votes for any one nominee or distribute such votes among two or more nominees.
Unless contrary instructions are received, the enclosed proxy will be voted in favor of electing as directors the nominees listed below. Each nominee has consented to be a candidate and to serve, if elected. While the Board has no reason to believe any nominee will be unable to accept nomination or election as a director, if such an event should occur, the proxies will be voted with discretionary authority for a substitute or substitutes as shall be designated by the current Board of Directors.

  Certain information concerning each of the nominees is set forth below:

  James L. Clayton serves as Chief Executive Officer of Clayton Homes, Inc. Clayton Homes, Inc. produces, sells and finances manufactured homes. Mr. Clayton served as President of Clayton Homes, Inc. from 1956 through 1993. Mr. Clayton also serves as Chairman of BankFirst (formerly First Heritage Bank) and has held such position since 1992. In addition, Mr. Clayton is a director of ROC Communities, Inc., a manufactured housing company, and Goody's Family Clothing, Inc., a retail clothing store chain.

  Reginald D. Dickson is Chairman of Buford, Dickson, Harper & Sparrow, Inc., investment advisors, and President Emeritus of Inroads, Inc., a non-profit organization supporting minority education. Mr. Dickson served as President and Chief Executive Officer of Inroads, Inc. from 1983 to 1993. He also serves as a director of First American Corporation, a bank holding company.

  John B. Holland served as President and Chief Operating
Officer of Fruit of the Loom, Inc. a manufacturer of underwear and other soft goods, until his retirement in February 1996, at which time he became a consultant to that corporation. Mr. Holland is a member of the board of directors of Camping World, Inc., a camping supply outfitter, and Fruit of the Loom, Inc.

  Barbara M. Knuckles is the Director of Corporate and External Relations for North Central College in Naperville, Illinois. From 1988 to 1992, Ms. Knuckles was a private investor managing several family businesses. Ms. Knuckles serves as a member of the board of directors of J. R. Short Milling Company, a privately-held specialty corn-milling company, and Harris Bank of Naperville, Illinois.

  Wallace N. Rasmussen served as Chairman of the Board and Chief
Executive Officer of Beatrice Foods, Inc., until his retirement in June 1979.

  Cal Turner, the founder of the Company, served as Chairman of the Board from 1955 until December 1988. He is currently a consultant to the Company.

  Cal Turner, Jr. is the Chief Executive Officer of the Company. Mr. Turner joined the Company in 1965 and has held the office of Chief Executive Officer since 1977. Mr. Turner has served as Chairman of the Board since January 1989 and served as President from 1977 to 1997. Mr. Turner is a member of the board of directors of First American Corporation, Thomas Nelson, Inc., a publishing company, and Shoney's, Inc., a family dining restaurant company.

  David M. Wilds is a principal of Nelson Capital Corp., a merchant banking company. From 1990 to 1995, Mr. Wilds served as Chairman of the Board of Cumberland Health Systems, Inc., an owner and operator of psychiatric hospitals. Mr. Wilds is a director of Phillips & Brooks, Inc., a telecommunications company.

  William S. Wire, II served from 1986 until his retirement on January 31, 1994 as Chairman of the Board of Genesco, Inc., a manufacturer, wholesaler and retailer of footwear and clothing. Mr. Wire served as Chief Executive Officer of Genesco, Inc. from April, 1986 to January 31, 1993. Mr. Wire serves as a director of First American Corporation, and Genesco, Inc.

  COMMITTEES OF THE BOARD.  The Company has a Corporate
Governance and Compensation Committee ("CGC Committee") and an
Audit Committee.

  The CGC Committee consists of Messrs. Rasmussen, Wilds and
Wire (Chairman). The CGC Committee reviews and recommends policies and practices for the Company's corporate governance profile and sets the total compensation of, and reports to the Board of Directors initial and proposed salary changes paid to, all executive officers and any employee whose annual compensation exceeds that of the lowest paid executive officer. The CGC Committee reviews the compensation policies of the Company and compensation programs in which officers may participate. In addition, the CGC Committee develops general criteria concerning the qualifications and selection of Board members and officers, and recommends candidates for such positions to the Board of Directors. The CGC Committee will consider persons recommended by stockholders as potential nominees for directors, if the names of such persons are submitted in writing to the chairman of the CGC Committee or the Secretary of the Company. The recommendations must be accompanied by a full statement of qualifications and an indication of the person's willingness to serve. The CGC Committee also administers the Company's stock option plans, excluding the 1988 Outside Directors' Plan, the 1993 Outside Directors' Plan, and the 1995 Outside Directors' Stock Option Plan which are administered by Cal Turner and Cal Turner, Jr. At least one time per year, the CGC Committee specifically reviews the standards of performance of the President and the Chief Executive Officer ("CEO") for compensation purposes. (See "Report of the Corporate Governance and Compensation Committee of the Board of Directors on Executive Compensation.") The CGC Committee met eight times during fiscal 1997.

  The Audit Committee is composed of Messrs. Clayton, Dickson, Holland (Chairman) and Ms. Knuckles. The functions of the Audit Committee include providing advice and assistance regarding accounting, auditing, corporate compliance and financial reporting practices of the Company. Annually, the Audit Committee recommends to the Board a firm of independent certified public accountants to serve as auditors. The Audit Committee will review with the auditors the scope and results of the auditors's annual audit, fees in connection with their audit and nonaudit services, and the independence of the Company's auditors. The Audit Committee met three times during fiscal 1997.

  During fiscal 1997, the Board of Directors held five meetings.
All directors attended more than 75% of the aggregate number of meetings of the Board and the committees on which they served.

  COMPENSATION OF DIRECTORS. Directors receive a $5,000 quarterly retainer plus $1,250 for attending each regular meeting of the Board or any committee meeting. Committee Chairmen receive an additional $250 for each committee meeting attended. Compensation for telephonic meetings is one-half the above rates. Board members who are officers of the Company do not receive any separate compensation for attending Board meetings, or committee meetings if requested by the committee to participate therein. In addition, the directors who are not employees of the Company are entitled to receive nondiscretionary options for the purchase of Common Stock pursuant to the 1995 Outside Directors' Stock Option Plan.

  DEFERRED COMPENSATION PLAN FOR DIRECTORS. In December 1993, the Board of Directors unanimously approved a voluntary, nonqualified compensation plan for director compensation. All outside directors are eligible to participate in the plan. Under the plan, each director may voluntarily defer receipt of all or a part of any fees normally paid by the Company to the director. The fees eligible for deferral are defined as retainer, board meeting fees and committee meeting fees. The compensation deferred is credited to a liability account which is increased quarterly at a minimum rate of 6% per year. The benefits will be paid, upon termination from the Board, as deferred compensation to the director as a lump sum of the accumulated account, as follows: (a) upon attaining age 65 or any age thereafter; (b) in the event of total disability; (c) in the event of death; or (d) in the event of voluntary termination.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION. During fiscal 1997, the CGC Committee was comprised of Messrs. Rasmussen, Wilds and Wire. None of these persons has at any time been an officer or employee of the Company or any subsidiary. No executive officer of the Company served during fiscal 1997 as a member of a compensation committee or as a director of any entity of which any of the Company's directors served as an executive officer.

REPORT OF THE CORPORATE GOVERNANCE AND COMPENSATION COMMITTEE OF
THE
BOARD OF DIRECTORS OF EXECUTIVE COMPENSATION

  The three-member CGC Committee prepared the following executive compensation report.

  A.   COMPENSATION PHILOSOPHY

  The Company has adopted the concept of pay-for-performance linking management compensation, Company performance and stockholder return. This strategy reflects the Company's desire to pay for results that are consistent with the key goals of the Company and the stockholders. The CGC Committee and the Company believe that combining variable, direct and indirect pay components of its compensation program enables the Company to attract, retain and motivate results-orientated employees to achieve higher levels of performance.

       1.   VARIABLE COMPENSATION PHILOSOPHY

       At nearly all levels of the Company, a significant portion of pay is variable being contingent upon Company (or store unit) performance. The performance-based component, whether annual incentive or long-term incentive, is significant enough to serve as a strong incentive for excellent performance. Additionally, performance-based compensation through the granting of stock options to employees serves to increase employee ownership of the Company.

       2.   DIRECT COMPENSATION PHILOSOPHY

       Though performance-based compensation is to be emphasized, base pay is competitive. The Company believes base pay should relate to the skills required to perform a job and to the value of each job performed relative to the industry, market and strategic importance to the Company. This method of valuation allows the Company to respond to changes in its employment needs and changes in the labor market. Increases in base pay require a satisfactory or better level of performance as determined by the CGC Committee.

       3.   INDIRECT COMPENSATION PHILOSOPHY

       The Company's indirect-compensation programs are intended to protect its employees from extreme financial hardship in the event of a catastrophic illness or injury and provide limited income security for retirement years. Health, life and disability benefit programs should provide competitive levels of protection without jeopardizing the Company's position as a low-cost retailer. The Company manages health care costs aggressively and enlists employee assistance in cost management. Employees have various opportunities to share in health care cost-reductions and are encouraged to adopt healthy lifestyles.

  The Company's retirement plans should provide limited income security at retirement for the typical employee. The Employee Stock Ownership Plan reflects the Company's commitment to widespread stock ownership of the Company by employees at all levels of employment. Employees are also invited to share in ownership of the Company through participation in the Dollar General Employee Stock Purchase Plan.

       B.   EXECUTIVE OFFICER COMPENSATION

  Under the supervision of the CGC Committee, the Company has developed compensation policies and programs designed to provide competitive levels of compensation that integrate pay with the Company's annual and long-term performance goals. The Company is committed to creating an incentive for its employees to contribute to the overall results of the Company thereby encouraging a team approach toward accomplishment of corporate objectives and creating value for stockholders.

  The executive officers' compensation for fiscal 1997 reflected the Company's increasing emphasis on tying pay to both short-term and long-term incentives.  The short-term incentive is an annual cash bonus based on a percentage of the executive officer's salary.
The long-term incentives are performance-accelerated stock options. Incentive pay awarded to the CEO and the other Named Executive
Officers was controlled by Company performance goals which are established annually.  While the CGC Committee's approach to base compensation is to offer competitive (although slightly lower-than-average) salaries to the CEO and the other Named Executive Officers in comparison with market practices, base salaries have become a relatively smaller element in the total executive officer
compensation package as compared with the Company's pay-for-performance component. The fiscal 1997 average base salaries for the Named Executive Officers (not including the CEO) increased
8.3%.  The increase in base salaries in fiscal 1997 was determined based upon recommendations made by the human resources department to the CGC Committee, a review of peer group comparison data (using the peer group compensation survey published by Management
Compensation Services) (1) and the subjective analysis of the CGC
Committee after evaluating the recommendations, peer group data, the Company's overall performance and the respective individual performance criteria of the Named Executive Officers.
____________________
(1)The peer group compensation survey is published annually by Management Compensation Services. The 1996 survey included the following mass-merchandising companies: Ames Department Stores, Bradlees, Caldor, Consolidated Stores, Dayton Hudson, Filene's
Basement, Garden Ridge, Hills Department Stores, K-Mart Stores, Mac Frugal's Bargains/Closeouts, Meijer, Montgomery Ward, Pamida,
Quality Stores, Ross Stores, Sears Roebuck, Service Merchandise,
ShopKo Stores, TJX Companies, Venture Stores, and Wal-Mart Stores.
For the past seven years the Company has used this well-known peer-group annual salary survey when reviewing and establishing the Company's executive compensation policies. Because the Company uses this survey for executive compensation comparison and because the Company ties executive compensation directly to Company performance, the same peer group survey, with the exception of those companies that are not publicly traded (and for which stock comparison data are therefore unavailable), is used for Company performance comparison purposes.

    1.      ANNUAL CASH BONUSES

    The Company's annual cash bonus opportunity for the executive officers makes up the short-term incentive component of their cash compensation. The payment of annual cash bonuses is based on both objective and subjective criteria.

  Objective criteria include actual earnings-per-share results versus target earnings-per-share results as established by the CGC Committee at the end of the prior fiscal year. The Company uses earnings-per-share improvement for determining target goals for the executive officers' variable pay for primarily two reasons: first, it is a defined measure of total Company performance and second, it is a measure that can be easily identified and reviewed by stockholders.

  Under the cash bonus incentive program effective for fiscal
1997, there were three earnings-per-share goals established by the Committee, each exceeding the prior year's performance. If the Company reached the first established or "target" goal, which was considered by the CGC Committee to be challenging, then 25% of salary was to be awarded as a cash bonus. If the mid-level goal was met, the executive officers were to receive 50% of salary as a cash bonus, and if the Company reached the third, or "stretch" goal, which was considered by the Committee to be extremely challenging, then the executive officers receive 75% of salary as a cash bonus.

  Subjective performance criteria include the results of each executive officer's performance review pursuant to the Company's Performance Development Process ("PDP"). The Company's PDP is a comprehensive program that focuses on total performance improvement by concentrating on "Key Development Areas" ("KDA") and "Key Results Areas" ("KRAs). KDAs emphasize skill enhancement, leadership development, and career goal aspirations of employees. KRAs focus on the key results required to actively pursue the Company's mission. KDAs and KRAs are set annually for each management employee by the employee's supervisor, and the payment of an annual bonus is dependent upon each executive officer achieving his individual goals. That is, Company performance is not the sole criterion by which an executive officer's annual cash bonus payout is determined. Two factors determine whether an executive officer would receive an annual cash bonus: (a) The Company must achieve an established earnings-per-share improvement goal; and (b) the individual must achieve a satisfactory performance evaluation based upon the above-described PDP factors. Therefore, full weight is given to each of these factors.

  Because the Company did not reach its cash bonus target goal for fiscal 1996, the CEO and executive officers did not receive a cash bonus in fiscal 1997. Because the Company reached its stretch goal for fiscal 1997, the CEO and executive officers will receive the maximum cash bonus award (paid in fiscal 1998).

    2.      EMPLOYEE STOCK INCENTIVE PLAN

    The Company's 1989 Employee Stock Incentive Plan ("1989 Plan"), 1993 Employee Stock Incentive Plan ("1993 Plan") and 1995 Employee Stock Incentive Plan ("1995 Plan") award non-qualified performance-accelerated stock options to the executive officers, department directors and other personnel considered to be in key positions, as approved by the CGC Committee.

  In fiscal 1994, the CGC Committee granted performance-accelerated stock options under its "Stock Incentive" program with three annual accelerated vesting schedules (fiscal 1995, fiscal 1996, and fiscal 1997) based on the achievement of corporate performance goals (as measured by earnings-per-share improvement) and individual performance goals (as measured by a comprehensive review process, the PDP). To further encourage outstanding performance, the CGC Committee adopted a compensation program that ties the acceleration of stock option vesting to earnings-per-share goals. Each executive officer receives stock option grants with a nine and one-half year vesting schedule. However, if the executive officer meets his individual goal and the Company meets or exceeds its established earnings-per-share goal then the stock option grant tied to that goal will vest earlier than nine and one-half years. If the CGC Committee-established target earnings-per-share goal for the Stock Incentive program is met, then one of the grants (equaling approximately 67% of the total stock-based award tied to that fiscal year's performance) will vest on an accelerated basis.

  In determining the number of the shares subject to stock options granted to the employees eligible to participate in the stock incentive plans, the CGC Committee takes into account the respective scope of accountability, the strategic and operational responsibilities of such employees, as well as the salary levels of such employees.

  Compensation data from the Management Compensation Services compensation survey reveals that annual stock grants (calculated as grant price times the number of shares granted) for the peer group companies are typically expressed as a multiple of salary. For the CEO, annual grant amounts fall within a range of one to three times the CEO's annual salary, and executive officers' grant amounts fall within a range of one-half to one and one-half times the executive officer's salary. Because the CGC Committee has decided to place greater emphasis on the performance-based component of compensation, it pays lower-than-average salaries for the CEO and other executive officers but sets incentive compensation multiples at or above the high end of the peer group survey ranges for these positions. Specifically, the CGC Committee has established an incentive compensation multiple of approximately three to four-and-one-half times salary for determining annual stock option grants for the CEO and the other executive officers. These options are valued by multiplying the option exercise price (fair market value at the time of grant) by the number of shares granted.

  In addition, the CGC Committee established a stock-option program called the "Stock Plus" program. This program, which is composed of option grants under the 1989 Plan, the 1993 Plan and the 1995 Plan, awards each executive officer additional stock options if the executive officer maintains from May 1 to April 30 of the grant year a level of Company-stock ownership (determined by the fair market value as set by the New York Stock Exchange trading price at the close of business on April 1) equal to at least two-and-one-half times his salary. The CEO is required to maintain ownership of four times his salary to be eligible to participate in this program.

  Because (1) the Company exceeded its stock option program stretch earnings-per-share improvement goals for fiscal 1997, (2) each Named Executive Officer achieved his previously-established performance goals, and (3) each Named Executive Officer met the ownership requirements of the Stock Plus program, the maximum number of options which could vest on an accelerated basis or otherwise in fiscal 1997 became fully vested.

  Because (1) the Company met, but did not exceed, its stock option program target earnings-per-share goals for fiscal 1996, (2) each Named Executive Officer achieved his previously-established performance goals, and (3) each Named Executive Officer met the ownership requirements of the Stock Plus program, the first-level stock option grants vested in fiscal 1996 on an accelerated basis for each Named Executive Officer.

  C.        CHIEF EXECUTIVE OFFICER COMPENSATION

  As with the other executive officers, the CEO's compensation reflects the Company's increasing emphasis on tying compensation to both short-term and long-term performance goals. When determining the CEO's salary, the CGC Committee considers the CEO's prior-year performance and expected future contributions to the Company as well as peer-industry survey results published annually. As compared to the industry comparison group, the CEO's salary was 18.3% less than the group median. The 9.1% increase in the CEO's salary in 1997 compared with 1996 was a result of the CGC Committee's decision to reward him for his leadership and the Company's outstanding performance, is measured by, but not limited to, such factors as earnings-per-share improvement, sales and profit increases and expense reduction.

  The CGC Committee, believing that the CEO should have some compensation at risk in order to encourage performance that maximizes stockholder return, has created a significant opportunity for additional compensation through performance-based incentives.
The performance-based compensation for which the CEO ie eligible takes the form of both short-term and long-term incentives. Like the other executive officers, the CEO is eligible for a cash bonus
(the short-term incentive) based on the attainment of individual goals and earnings-per-share improvement goals. Also like the other officers, the CEO is eligible for Stock Incentive program non-qualified performance-accelerated stock options and stock-ownership-based Stock Plus program stock options (the long-term incentive). The Stock Incentive program stock options, which has a nine and one-half year vesting schedule, can be accelerated to an earlier year upon the attainment of Committee-established earnings-per-share improvement goals, and individual performance goals.

  The CGC Committee believes that in order to maximize the CEO's performance, a substantial portion of the CEO's compensation should be tied directly to overall Company performance. Consistent with this philosophy, the CGC Committee has established a lower-than-average salary for the CEO (as compared to CEOs of the peer-group compensation survey participants) while emphasizing the pay-for-performance components of the CEO's total compensation package. When considering the CEO's pay-for-performance component of his compensation package, the Committee took into consideration prior pay-for-performance awards. The CGC Committee determined that based on the CEO's individual performance and the performance of the Company, it was important to continue its incentive compensation program in a manner that is competitive in the industry and that continues to motivate and reward outstanding performance.

  Under the Company's short-term incentive program (cash bonus), the CEO's total possible cash-bonus incentive is 100% of his salary. To be eligible for an earnings-per-share improvement cash bonus award, the CEO must achieve personal performance goals established by the CGC Committee, and the Company must meet at least one of its cash bonus program earnings-per-share improvement goals. If the CEO meets his individual performance goals and the Company meets its Committee-established cash bonus program "target" goal, the CEO will receive a cash bonus equal to 25% of his annual salary. If the CEO's individual goals and the CGC Committee-established cash bonus program "mid'level" earnings-per-share improvement goal are met, then the CEO will receive a cash bonus equal to 50% of his annual salary. If the CEO's individual goals are met and the CGC Committee-established cash bonus program
"stretch" earnings-per-share improvement goal is met, then the CEO will receive a cash bonus equal to 100% of his annual salary.

  Because the Company achieved its stretch earnings-per-share goal set for fical 1997 and the CEO achieved his personal performance goals set for fiscal 1997, the CEO's short-term incentive compensation program rewarded the CEO with a cash bonus (paid in fiscal 1998) of 100% of his annual salary. Because the Company did not reach its cash bonus "target" earnings-per-share improvement goals for fiscal 1996, the CEO was not paid a cash bonus in fiscal 1997 for fiscal 1996 performance.

  The CEO's long-term incentive compensation program effective for fiscal 1996 rewards the CEO with stock option grants up to approximately three to four and one-half times his annual salary.
If the CGC Committee-established stock option program"target" earnings-per-share goals are met and the CEO meets his individual performance goals, he will vest on an accelerated basis in a stock option grant that represents approximately 67% of the total non-Stock Plus stock option benefit. If both individual and stock option program "stretch" earnings-per-share goals are met, then the CEO will vest on an accelerated basis in a stock option grant that represents the remaining possible stock option benefit
(approximately 33% of the total benefit).

  The CEO is also eligible to participate in the Company's Stock Plus program. This program, which is composed of option grants under the 1989 Plan, the 1993 Plan and the 1995 Plan, rewards the CEO with additional stock options if the CEO maintains a level of Company-stock ownership equal to at least four times his salary.

  For fiscal 1997, because the Company exceeded the Committee-established stretch earnings-per-share improvement goals, the CEO achieved previously-established subjective performance goals and the CEO met the Company stock ownership requirement, the CEO vested, on an accelerated basis, in the maximum number of the available stock option grants.

  In fiscal 1996, because the Company met its stock option program target earnings-per-share improvement goal, the CEO met his individual performance goals and the CEO met the Company stock ownership requirements, the CEO vested on an accelerated basis, in the first-level stock option grants.

  D.        DEDUCTIBILITY

  The CGC Committee continues to analyze the potential impact of the $1,000,000 limit on the deductibility of executive compensation for federal income tax purposes enacted as part of the 1993 Omnibus Budget Reconciliation Act ("OBRA"). Under the regulations, compensation pursuant to the Company's stock plans should qualify as "performance-based" and, therefore, should be excluded from the $1,000,000 limit. Other forms of compensation provided by the Company to its executives, however, are not excluded from such
limit.   While the Company does not believe that the impact of the
$1,000,000 limit will be material in any year, the CGC Committee is evaluating the possibility of allowing any affected executive to defer that portion of the executive's compensation in excess of the $1,000,000 limit to a year in which the limit would not be exceeded.

William S. Wire, II - Committee Chairman
Wallace N. Ramussen
David M. Wilds

COMMON STOCK PERFORMANCE

  As a part of the executive compensation information presented in this Proxy Statement, the Securities and Exchange Commission requires the Company to prepare a performance graph that compares its cumulative total stockholders' return during the previous five years with a performance indicator of the overall stock market and the Company's peer group. For the overall stock market performance indicator, the Company has chosen to use the S&P Midcap 400 Index. For the peer group, the Company has chosen to use the publicly-held participants of the compensation survey published by Management Compensation Services used by the Committee when reviewing and establishing the Company's executive compensation policies. See "Report of the Corporate Governance and Compensation Committee of the Board of Directors on Executive Compensation."

                 1/92      1/93      1/94      1/95      1/96      1/97
Dollar General        100       152       233       347       337       528
Corporation

S & P Midcap 400 100       111       128       122       160       196

      15
EXECUTIVE COMPENSATION

  The following table provides information as to annual, long-term or other compensation paid or accrued during fiscal years 1997, 1996 and 1995 for the Company's Chief Executive Officer and the persons who, at the end of fiscal 1997, were the other four most highly-compensated executive officers of the Company (collectively the "Named Executive Officers"). (Please see table notes on the following page.)

SUMMARY COMPENSATION TABLE
                                                                   Long-Term
                                                                   Compensation
                                Annual Compensation                Awards

                                                                   Securities
Name                                                     Other Annual   Underlying     All Other
and                   Fiscal    Salary    Bonus     Compensation   Options        Compensation
Principal Position         Year      ($)       ($)       ($)            (#)            ($)
Cal Turner, Jr.(1)         1997      586,564         0    9,425         188,334        60,795
Chairman, President and    1996      537,500   500,000    9,508         184,147        59,420
Chief Executive Officer    1995      474,220   200,000   10,034         488,657        59,420

Bob Carpenter              1997      174,168         0    9,305          64,346         6,000
Chief Administrative  1996      157,500   112,500    8,534          61,945         6,000
Officer, Corporate         1995      147,082    70,000    8,773          64,557         6,000
Secretary and Chief
Counsel

Walter S. Carter(2)        1997      151,562         0    5,004          64,346         6,000
Vice President             1996      135,830    62,500   23,132          61,945         6,000
Distribution and      1995       23,991     2,169    7,747         101,560             0

Mike Ennis            1997      157,064         0    3,369          46,767         6,000
Vice President             1996      147,500   105,000    2,636          46,875         6,000
Merchandising Operations   1995      139,379    62,500    2,636          69,056         6,000

Leigh Stelmach             1997      270,314         0    9,588          64,346         6,000
Executive Vice President   1996      251,250   168,750    8,851          61,945         6,000
Operations            1995      212,832    87,500    8,851          64,557         6,000
Logistics

(1)Effective January 13, 1997, Mr. Turner resigned as President and continues in his capacity as CEO. Mr. Bruce Krysiak was elected by the Board of Directors to serve as President effective January 13, 1997.
(2)Mr. Carter resigned in March 1997.

NOTES TO SUMMARY COMPENSATION TABLE:

OTHER ANNUAL COMPENSATION - The amounts reported in this column reflect gross-ups for tax reimbursements.

SECURITIES UNDERLYING OPTIONS - The Stock Incentive Program and Stock Plus Program stock option grants granted in fiscal 1997 will vest nine and one-half years after the date of grant provided the executive officer is still employed by the Company. The vesting dates for each Stock Incentive program grant can be accelerated to April 1 in the year immediately following the associated year-end if the individual officer meets his individual performance goals and the Company meets its earnings-per-share improvement goals set for that year. The Stock Plus program grants have the additional requirement that the holder must maintain a specified level of Company stock ownership for vesting to be accelerated.

ALL OTHER COMPENSATION - Includes $5,250 contributed in fiscal 1997, fiscal 1996 and fiscal 1995 to each executive officer's retirement account. Includes a $750 contribution for each executive officer's Employee Stock Ownership Plan account in fiscal 1997, fiscal 1996 and fiscal 1995. Includes for Mr. Turner the following amounts paid as premiums on a split-dollar life insurance policy: 1997: $54,795, 1996: $75,290 and 1995: $53,420.

OPTIONS GRANTED IN LAST FISCAL YEAR

 The following table provides information as to options granted to the Named Executive Officers during fiscal 1997. The Company granted no SARs in fiscal 1997, and no Named Executive Officer holds any SARs.

                                         Individual Grants

                                    % of Total
                     Number of      Options
                     Securities     Granted to
                     Underlying     Employees In                                 Potential Realizable Value at
                     Options        Fiscal Year    Exercise or                   Assumed Annual Rates of Stock
                     Granted        1997           Base Price     Expiration     Price Appreciation for Option Term
Name                      (#)(1)         (%)(2)         ($/Sh)         Date           5%($)          10%($)
Cal Turner, Jr.      100,446        6.09           19.20          3/25/06        2,274,091      5,762,993
                      50,222
                      37,666

Bob Carpenter              34,318        2.08           19.20          3/25/06          776,964      1,968,978
                      17,158
                      12,870

Walter S. Carter(3)        34,318        2.08           19.20          3/25/06          776,964      1,968,978
                      17,158
                      12,870

Mike Ennis            24,943        2.08           19.20          3/25/06          564,701      1,431,063
                      12,471
                       9,353

Leigh Stelmach             34,318        2.08           19.20          3/25/06          776,964      1,968,978
                      17,158
                      12,870




(1)These options for the purchase of Common Stock will vest on an accelerated basis upon the attainment of individual and Company performance (earnings-per-share improvement) goals. Accelerated vesting for a portion of the grants to each Named Executive Officer (the Stock Plus program grants) is based on Company stock ownership goals. The above-identified stock option grants for each Named Executive Officer are listed in the following order: (1) Stock Incentive Program grant which, for purposes of accelerated vesting, is tied to earnings-per-share improvement goals one, (2) Stock Incentive Program grant which, for purposes of accelerated vesting, is tied to earnings per share improvement goals two, and (3) the Stock Plus Program grant.
(2)Reflects the aggregate options for the purchase of Common Stock of such employee granted in fiscal 1997 to the percentage of total options granted to all employees in fiscal 1997.
(3)Mr. Carter resigned in March 1997.

AGGREGATED OPTION EXERCISES IN THE LAST FISCAL YEAR AND YEAR-END
VALUES

 The following table provides information as to options exercised or held by the Named Executive Officers during fiscal 1997.

                                                     Number of Securiites
                                                     Underlying Unexercised        Value of Unexercised In-the-Money
                     Shares                          Options at FY End(#)          Options at Fiscal YE End ($)
                     Acquired on
                     Exercise       Value Realized
Name                 (#)            ($)(1)           Exercisable    Unexercisable  Exercisable    Unexercisable(1)
Cal Turner, Jr.      249,932        $2,832,692             0        895,005                 0     $9,769,314
Bob Carpenter         43,750          $862,845       118,399        287,232        $1,682,869     $3,202,610
Walter S. Carter(2)  122,635        $1,106,179             0        287,232                 0     $2,642,992
Mike Ennis           118,491        $1,613,504             0        210,733                 0     $2,344,207
Leigh Stelmach       162,149        $2,265,849             0        287,232                 0     $3,202,610

(1)Market value of underlying securities at exercise or year-end
(as applicable), minus the exercise price.
(2)Mr. Carter resigned in March 1997

EMPLOYEE RETIREMENT PLAN

 The Company has a non-contributory defined contribution plan which covers substantially all employees, including the Named Executive Officers. The plan provides retirement, disability, termination and death benefits. Each year, as of December 31, the Company contributes for the benefit of each eligible participating employee 3-1/2% of calendar year gross wages to such participant's retirement account under the plan. At least once each year, each participating employee's retirement account is adjusted to reflect investment gains or losses.

 A participating employee will be paid the full value of his account if the employee retires at the normal retirement age of 65, dies while an active member of the plan, or becomes totally and permanently disabled. If a participating employee leaves the Company for reasons other than retirement, death or disability, the employee will be entitled to the full value of his vested pension account. The employee's right to all or part of the value of his retirement account will depend on his years of service with the Company as provided in the following chart:

Years of Credited    Non-forfeitable
Service              Percentage
Less than 4          0%
4                    40%
5 or more            100%

 As of January 31, 1997, Messrs. Cal Turner, Jr., Bob Carpenter, Walter S. Carter, Mike Ennis and Leigh Stelmach had 31, 16, 2, 9, and 7 years of credited service, respectively. The estimated present value of benefits under the plan as of January 31, 1997 was $305,426 for Cal Turner, Jr., $116,763 for Bob Carpenter, $0 for Walter S. Carter, $67,489 for Mike Ennis, and $66,145 for Leigh Stelmach. Upon retirement, each participant has the option of taking a lump sum or an average annual payment over a ten-year period.

OTHER EXECUTIVE BENEFIT PLANS

 Since 1988, the Company has provided the Master Retirement Plan for Select Key Employees, a salary continuation plan (the "Select Retirement Plan") for eligible employees which will continue to operate in fiscal 1998 The Select Retirement Plan generally provides for an annual retirement benefit of 75% of the employee's salary on the date of entry into the plan with adjustments based on certain subsequent salary increases. The retirement benefit for each eligible participant, which cannot exceed an amount greater than the cash value of the life insurance policy for such person, is payable over 10 years commencing at age 65. The Select Retirement Plan also provides that in the event an employee dies while in the employ of the Company after entering the Select Retirement Plan but before retirement, his beneficiaries will receive 50% of such employee's annual retirement benefit for a period of 10 years. The Named Executive Officers are eligible to participate in the Select Retirement Plan, which is funded by life insurance purchased by the Company and payable to the Company on the life of the employee. Participants in the Select Retirement Plan are vested only upon reaching retirement age or, if retirement occurs prior to age 65, the CGC Committee may decide in its sole discretion whether to pay benefits under the plan equal to a value no greater than the cash value of the life insurance policy for such person. Directors of the Company who are not also executive officers or employees do not participate in the Select Retirement Plan. If the annual salary levels reported in the Summary Compensation Table for the named executive officers were applicable at retirement, the estimated annual benefits payable over a ten-year period for Messrs. Cal Turner, Jr., Bob Carpenter, Mike Ennis and

Leigh Stelmach are $439,923, $130,626, $117,798, and $202,735,
respectively.  Mr. Carter is no longer employed by the Company.

TRANSACTIONS WITH MANAGEMENT AND OTHERS

 Cal Turner, Chairman Emeritus, is engaged as a consultant to the Company and receives annual compensation of $60,000. This amount is for consulting services unrelated to Mr. Turner's service as a member of the Company's Board of Directors.

 John B. Holland, a director of the Company, was President and Chief Operating Officer of Fruit of the Loom, Inc., a manufacturer of underwear and other soft goods, until his retirement in February 1996. In fiscal 1997, the Company purchased approximately
$35,323,549 in goods from Fruit of the Loom, Inc.

 During 1986, the Company moved certain of its executive personnel to Nashville, Tennessee. In connection with such relocation, the Company agreed to make a loan to Cal Turner, Jr. to assist in the purchase of a new home. The loan is in the form of a junior mortgage secured by the real property and home. The mortgage will be fully paid upon a 15-year amortization of the loan. The borrower is liable for the unpaid balance of the mortgage at all times. The Company forgives a portion of the amortized principal and interest annually, and such amount is included as income to the borrower. The Company's agreement to periodically forgive mortgage amounts will terminate if the borrower leaves the Company. In the opinion of management, the loan was made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and does not involve more than the normal risk of collectability or present other unfavorable features. The outstanding loan carries an annual interest rate of 9.0% and the amount forgiven by the Company in fiscal 1997 was $11,667. On January 31, 1997, the current balance of this junior mortgage was $58,333. The largest aggregate amount of indebtedness outstanding at any time during fiscal 1997 was $70,000.

STOCKHOLDER PROPOSALS FOR THE 1998 ANNUAL MEETING

 Stockholders' proposals intended for presentation at the 1998 Annual Meeting of Stockholders must be received by Bob Carpenter, Chief Administrative Officer and Corporate Secretary, at 104 Woodmont Boulevard, Suite 500, Nashville, Tennessee 37205 not later than December 29, 1997 for inclusion in the proxy statement and form of proxy relating to that meeting. All such proposals must be in writing and mailed by certified mail, return receipt requested, and must comply with Rule 14a-8 of Regulation 14A of the proxy rules of the Securities and Exchange Commission.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

 Section 16(a) of the Securities Exchange Act of 1934 and the disclosure requirements of Item 405 of Regulation S-K require the Company's executive officers and directors, and any person who owns more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission, the applicable market or exchange upon which the Company's shares are listed, and the Company. Based solely on the Company's review of copies of such forms it has received and based on written representations from certain reporting persons that they were not required to file Forms 5 for specified fiscal years, the Company believes that all its officers, directors, and greater-than-ten-percent beneficial owners complied with all filing requirements applicable to them with respect to transactions during fiscal 1997.

METHOD OF COUNTING VOTES

 Unless a contrary choice is indicated, all duly executed proxies will be voted in accordance with the instructions set forth on the back side of the proxy card. Abstentions and "non-votes" are counted as present only for purposes of determining a quorum. Because directors are elected by a plurality of the votes cast, abstentions are not considered in the election of directors. A "non-vote" occurs when a nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because the nominee does not have discretionary voting power and has not received instruction from the beneficial owner.

OTHER MATTERS

 The cost of soliciting proxies will be borne by the Company. In addition to this solicitation by mail, proxies may be solicited by officers, directors and regular employees of the Company, without extra compensation, personally and by mail, telephone or telegraph. Brokers, nominees, fiduciaries and other custodians will be requested to forward soliciting material to the beneficial owners of shares and will be reimbursed for their expenses. The Company's regularly retained investor relations firm, Registrar and Transfer Company, may also be called upon to solicit proxies by telephone and mail.

 The Board of Directors is not aware of any matter to be submitted for consideration at the Annual Meeting other than those set forth in the accompanying notice. If any other matter properly comes before the meeting for action, proxies will be voted on such matter in accordance with the best judgment of the persons named as proxies. Any stockholder has the unconditional right to revoke his or her proxy at any time prior to the voting thereof by giving the Secretary of the Company written notice of such revocation.

 The Annual Report of the Company is mailed herewith. A copy of the Company's Annual Report on Form 10-K for the year ended January 31, 1997 (as filed with the Securities and Exchange Commission) is available without charge to any stockholder upon request. Requests for the Company's Annual Report on Form 10-K should be directed to Bob Carpenter, Chief Administrative Officer and Corporate Secretary.

 Whether or not you expect to be present at the Annual Meeting of Stockholders in person, please sign, date and return the enclosed proxy promptly in the enclosed business reply envelope. No postage is necessary if the proxy is mailed within the United States.